Exhibit 99.1
THIS RELEASE CONTAINS INSIDE INFORMATION

VAALCO ENERGY, INC. ANNOUNCES POSITIVE OPERATIONAL UPDATE

HOUSTON – April 21, 2026 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) announced positive operational updates in Gabon regarding the ongoing drilling program, including encouraging initial well results on the Etame 14H well and mobilized the rig to the Ebouri platform. Additionally, the Company provided updates on the timing of bringing the Baobab field in CI-40 block, offshore Côte d’Ivoire back online.

Operational Highlights:

•Successfully drilled, completed and placed on production the Etame 14H development well in an attic position within the Main Fault Block of the Etame field, with a lateral of 325 meters of net pay in high-quality Gamba sands;
◦Achieved excellent initial flow rate of approximately 4,850 gross barrels of oil per day (“BOPD”), 2,850 BOPD net to Vaalco;
◦Encountered 325 meters of net pay in high-quality Gamba reservoir sands with better-than-expected porosity and permeability;

•Continued the drilling campaign in offshore Gabon, with the rig mobilization to the Ebouri platform and drilling has commenced on the EEBOM-5H development well;
◦Targeting an updip/attic position for the EEBOM-5H well by sidetracking from the previously abandoned EEBOM-5P well; and

•Baobab Ivorien Floating Production Storage and Offloading Vessel (“FPSO”) has completed its 47-day tow from the Dry Dock World shipyard in Dubai, where it underwent a complete refurbishment, and arrived back in Côte d’Ivoire on April 2. The FPSO is now fully moored back on its original location and is beginning the process of reconnecting the risers and umbilicals. Restart of production remains on track for Q2 2026.

George Maxwell, Vaalco’s Chief Executive Officer, commented, “We continue to see positive results from our Gabon drilling campaign. The Etame 14H development well encountered 325 meters of net pay in high-quality Gamba sands in an attic position within the Main Fault Block at Etame. We are very pleased with the initial well rates of around 4,850 gross BOPD, or 2,850 net BOPD and are excited to add this new production. We have mobilized the rig to the Ebouri platform where we are drilling a development well and plan to workover two other wells. Our goal is to continue to successfully add production and reserves with the remainder of our Gabon drilling campaign. At Côte d’Ivoire, we have the Baobab FPSO on location and is in the process of reinstallation and forecast that restarting production from the Baobab field is on track for the end of Q2 2026. We are at a critical junction, with successes in the Gabon drilling campaign and the Baobab field returning to production, and we believe that the remainder of 2026 will be very profitable. We remain focused on execution and driving meaningful growth through our organic capital programs that we believe will translate into value for our shareholders in 2026 and beyond.”

About Vaalco

Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea, and Nigeria.

Vaalco’s Legal Entity Identifier (LEI) is 549300CFHFVIWB8M6T24.

For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Burson Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

Information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iii) expectations regarding future acquisitions, investments or divestitures; (iv) expectations of future dividends; (v) expectations of future balance sheet strength; and (vi) expectations of future equity and enterprise value.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

Any forward-looking statement made by Vaalco, in this press release, is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.
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